EXHIBIT 10.89

[number] Options

AMENDMENT TO STOCK OPTION AWARD AGREEMENT
DATED December 26, 2013

Reference is made to a certain Stock Option Award Agreement (hereinafter the “Stock Option Agreement”) dated ___________, 20__, between Star Scientific, Inc. (the “Company”) and __________________________ (the “Director”).

As authorized pursuant to Section 5.1(b) of the Star Scientific, Inc. 2008 Incentive Award Plan, as amended from time to time, under which the 50,000 Options (the “Options”) awarded by the Stock Option Agreement were granted to the Director, the Board of Directors of the Company is hereby exercising its discretion to extend the period during which the Director may exercise on the Options until the expiration date of the Stock Option Agreement (the “Extended Period of Exercisability”). To the extent the Stock Option Agreement contains provisions, including those found on Section 2(d) through (g) of the Stock Option Agreement, that would restrict or limit the right to exercise the Options to any shorter time period, those provisions are hereby superseded and of no further force and effect, such that any such provision would not be construed to limit or restrict the ability of the Director to exercise the Options though the expiration date of the Stock Option Agreement.

During the Extended Period of Exercisability, the Options shall continue to become exercisable, as provided in Section 2(a) of the Stock Option Agreement, and generally shall remain subject to the provisions of the Stock Option Agreement, with the exception of the provisions of Section 2(d) through (g) limiting the period for exercise of the Options upon cessation of the Director’s service with the Company or upon death or disability.

In addition, for a period of six (6) years from date on which the Director will have ceased to serve as a member of the Board of Directors, the Director shall have the benefit of directors and officers liability insurance providing coverage for actions taken while serving as a member of the Board of Directors, to the same extent, and in an amount not less than that provided by the Company for its most senior executives or members of the Board of Directors.

In consideration for the promise made by the Company hereunder, if requested by the Board of Directors, the Director has agreed to cooperate with the Company, at reasonable times and upon reasonable notice, in any current or future litigation, potential litigation, action, suit, claim or proceeding whether civil, criminal, administrative or investigative, and to assist the Company, or any of its subsidiaries or affiliates, in any such litigation, potential litigation, action, suit, claim or proceeding, by making himself available to testify on behalf of the Company, or any of its subsidiaries or affiliates, and by providing information and meeting and consulting with the Board of Directors and its representatives or counsel or representatives or counsel of or to the Company, or any of its subsidiaries or affiliates. The Company agrees to reimburse the Director for all reasonable out-of-pocket expenses incurred in connection with such cooperation and assistance; provided, however, that all such expenses must be approved by the Company in advance. Notwithstanding anything herein or in the Stock Option Agreement to the contrary, the Director understands and agrees that the Director’s failure to comply with the obligations set forth in this paragraph will constitute a material breach of the Stock Option Agreement, as amended hereby.

Except with respect to any transfer by operation of law in connection with the death of the Director or as otherwise agreed to by the Board or a committee thereof, the Options may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall the Options be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Options, the Options shall, at the election of the Company, become null and void. The Stock Option Agreement is hereby ratified and confirmed and the parties acknowledge that it is in full force and effect, as provided herein and this instrument shall be deemed to be a part of such Stock Option Agreement. If this instrument is inconsistent with any provision of the Stock Option Agreement, this instrument shall control.

Executed as of this 26th day of December 2013.

STAR SCIENTIFIC, INC.

By
Paul L. Perito, Esquire
Chairman, President and COO
1255 23rd Street, NW
Suite 875
Washington, DC 20037

By